Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Place Financial Corp. on Form S-1 of our reports dated September 14, 2009 on the 2009 consolidated financial statements of First Place Financial Corp., and internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2009. We also consent to the reference to us under the heading “Experts” in the prospectus.

Crowe Horwath LLP

Cleveland, Ohio

June 2, 2010